Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clayton Williams Energy, Inc. and subsidiaries:

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-68320, 33-68318, 33-68316, 33-69688, and 33-92834 ) and on Form S-3 (No. 333-116825) of Clayton Williams Energy, Inc. and subsidiaries of our reports dated March 16, 2009 with respect to the consolidated balance sheets of Clayton Williams Energy, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule as of December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Clayton Williams Energy, Inc. and subsidiaries.  Our report dated March 16, 2009 refers to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, effective January 1, 2007, and the Company’s adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, as it relates to financial instruments, effective January 1, 2008.

Dallas, Texas
March 16, 2009